Exhibit 10.1

LEASE PURCHASE AGREEMENT

AGREEMENT made this 2nd of December, 2013, by and between Tenoak Oil Co., LLC, an Oklahoma Limited Liability Company, with its principal office at 9724 Kingston Pike, Knoxville, TN 37922, (hereinafter referred to as “SELLERS”) and New Western Energy Corporation, a Nevada Corporation, with its principal office at 1140 Spectrum, Irvine, CA 92618, (hereinafter referred to as “BUYER”).

WHEREAS, SELLERS are the owners and operators of certain oil and gas lease interests, as more fully hereinafter described; and,

WHEREAS, SELLERS have agreed to sell, and BUYER has agreed to purchase and pay for, said oil and gas lease interests on the terms hereinafter set forth, and the parties have agreed to reduce their agreement to writing;

NOW, THEREFORE, In consideration of the mutual covenants herein made and contained the sufficiency of which are hereby acknowledged, it is agreed by and between the parties as follows:

I. ASSET PURCHASE

1.1 Assets. SELLERS agree to sell and convey, and BUYER agrees to purchase and pay for, all of SELLERS’ right, title and interest in and to the following oil and gas lease:

Winchester II Lease 80 acres:

The W/2 of the NE/4 of Section 35-Township 22 North-Range 14 East, Rogers County, Oklahoma.

and all rights, titles, interests and estates therein, including, but not limited to, any hydrocarbon lease, oil, gas and mineral lease, coalbed methane lease, coal seam gas lease and any other lease covering said real estate and any well(s)s and units now existing on the above described lease;

Together with same interest in the oil and gas wells and equipment located thereon, including, but not limited to, all tenements, hereditaments, appurtenances and properties, in anywise appertaining, belonging, affixed or incidental to said lease, including, without limitation, any and all property situated upon, used, held for use, or useful in connection with the operating, working or development of said lease and including without limitation any and all oil wells, gas wells, coalbed methane wells, injunction wells or other wells, structures, field separators, pumps, pumping unites, on-lease or on-unit sales and flow lines, on-lease or on-unit gathering systems, salt water disposal facilities, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing, and rods, rights-of-way, rights of ingress and egress, licenses and other surface and subsurface rights together with all additions, substitutions, replacements, accessions, and attachments to any and all of the foregoing properties;

All of which is hereinafter referred to collectively as the “Assets”.

1.2 Price. The purchase price for the Assets is the sum of Ninety-Seven Thousand, Five Hundred Dollars ($97,500.00) (the “Purchase Price”).

1.3 Payment. The Purchase Price shall be paid by BUYER to SELLERS on or before December 2, 2013, as follows:

$60,000.00 cash; and

150,000 shares of the BUYER’S restricted common stock (the “Shares”), valued at $37,500.00.

The time of payment of the Purchase Price shall constitute the time of closing. Five days before the closing the SELLERS shall provide to BUYER a list of names and address of the SELLER’S interest holders who are to receive the Shares.

1.4 Restrictions on Shares. None of the Shares issued to the SELLERS shall, at the time of Closing, be registered under federal securities laws but, rather, shall be issued pursuant to an exemption therefrom and be considered “restricted stock” within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Act”). All of such shares shall bear a legend worded substantially as follows:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”) and are ‘restricted securities’ as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.”

1.5 Conveyance. The Assets shall be conveyed to BUYER at the time of closing by good and sufficient assignments and bills of sale, incorporating the terms and provisions hereof.

1.6 Interests. The interests conveyed and assigned to BUYER shall be all of the SELLERS’ interest in and to the Assets, free of all liens, encumbrances and title defects, unless otherwise set forth herein.

1.7 Effective Time. The sale and purchase shall be effective for all purposes as of the Closing day at 12:01 o’clock a.m.

1.8 Closing. The sale and purchase shall be consummated and closed on or before the 2nd day of December, 2013, or at such other date and time as the BUYER and SELLERS may mutually agree upon (such date and time, as changed pursuant hereto, being herein called the “Closing”). at the offices of Legal Counsel for BUYER, Law Offices of Todd Cone, 116 E. Delaware, Nowata, Oklahoma 70408.

II. SELLERS’ REPRESENTATIONS

2.1 Corporate Standing. SELLERS represent that TenOk Oil Co., LLC, a limited liability company, in good standing, and is qualified to transact the business in which it is engaged.

2.2 Corporate Authority. SELLERS represent that the officers of TenOK Oil Co., LLC, executing this Agreement have been duly authorized to do so by the Members of the limited liability company.

2.3 Right to Sell. SELLERS represent that the sale of the Assets is not prohibited by any contract, agreement, mortgage, security interest or indenture to which SELLERS are a party.

2.4 Liens. SELLERS represent that the Assets sold are free and clear of any lien, mortgage or security interest created or arising by, through or under SELLERS.

2.5 Good and Sufficient Title. SELLERS represents that SELLERS have good and defensible title to all of the interests in the oil and gas lease reflected herein and all of the Assets and has good and lawful right to sell and covey the same as aforesaid; that the same are free of all liens, encumbrances and title defects, unless otherwise set forth herein, and that SELLERS and its successors and permitted assigns will warrant and forever defend the title to and the possession of said interests unto BUYERS, and unto the successors and assigns of BUYERS, against the claims of all person whomsoever

2.6 Limitations and Exceptions. The foregoing notwithstanding, SELLERS makes no representation warranty, express or implied, as to any of the following matters:

2.6.1	Underlying fee title to the surface of lands covered, rights of way, easements, licenses, or permits;
2.6.2	The fitness, condition, merchantability, or suitability of any tangible equipment or other personal property;
2.5.3	The extent, quantity, quality, productivity or future productivity of hydrocarbon reserves underlying the leases;

III. BUYER’S REPRESENTATIONS

3.1 Corporate Standing. BUYER represents that New Western Energy Corporation is a Nevada Corporation and is in good standing, and is qualified to transact business in the State of Oklahoma.

3.2 Corporate Authority. BUYER represents that the officer executing this Agreement has been duly authorized to do so by the Board of Directors of New Western Energy Corporation.

3.3 Experience. BUYER represents that New Western Energy Corporation and its officers, employees, agents and representatives have sufficient individual and collective experience in the industry and business in which the Assets are now employed to make adequate review, investigation and evaluation of the Assets, and that BUYER is purchasing the Assets based upon its own review, investigation and evaluation, and not in reliance upon any statements or representations made by SELLERS, their officers, agents or employees except as herein specifically set forth.

IV. PRE-CLOSING PROTOCOL

4.1 Access. Pending closing, BUYER, its employees, agents and representatives, shall be entitled to reasonable access during normal business hours to the information in SELLERS’ possession regarding the Assets and to the Assets themselves.

4.2 Operations. From the date of the effective date, BUYER shall be entitled to conduct operations upon the Assets in any manner seen appropriate to BUYER including, but not limited to:

4.2.1	Drilling, casing and cementing any new or existing well located upon the Assets;
4.2.2	Testing and producing said well or wells;
4.2.3	Engage in the sale and collection of revenues from the operation and production of the Assets, said revenues therefrom to become the sole property of BUYER; and/or
4.2.4	Conduct any other operation that in BUYER’S sole judgment would further the development, testing and production of the Assets.

All costs, liabilities and regulatory compliance obligations for such operations shall be the sole responsibility of BUYER.

V. CLOSING

5.1 Documents. At closing, SELLERS shall deliver to BUYER the assignments and bills of sale conveying the Assets.

5.2 Payment. At closing, BUYER shall pay the purchase price in accordance with such paragraph 1.3 above.

5.3 Records. At closing, SELLERS shall deliver to BUYER all well logs, well files, well data, title documents, division order files and other records as may pertain to the operation of the Assets, provided that SELLERS shall have the right to retain copies of same.

5.4 Notices. At closing, the parties shall execute such notices and other instruments as are required to be executed to affect the transfer of operation of the Assets (notices of change of operator, transfer order or letters-in-lieu thereof, etc.).

VI. BREACH

6.1 In the event BUYER or SELLERS, without just cause or excuse, fail or refuse to consummate and close this transaction on or before the closing date, either shall be entitled to terminate this Agreement. In addition, each shall be entitled to exercise any rights or remedies available at law or in equity.

VII. ADDITIONAL TERMS

7.1 Taxes. SELLERS shall pay all taxes assessed against the Assets for 2012 and prior years. 2013 taxes shall be prorated as of the Effective Time, between the parties based on 2012 taxes. SELLERS’ portion of the 2013 tax shall be deducted from the purchase price paid by BUYER to SELLERS under paragraph 1.3 hereinabove.

7.2 Utility. All utility services to the Assets shall be transferred to BUYER as of the Effective Time. BUYER shall be required to post any deposits required by the utility providers and shall return to SELLERS any deposits paid by SELLERS and refunded by the utility providers.

7.3 Revenues. SELLERS shall be entitled to all revenues attributable to the operation and ownership of the Assets accruing up to the Effective Time. BUYER shall be entitled to all revenues attributable to the operation and ownership of the Assets accruing after the Effective Time. SELLERS shall execute and deliver at closing any transfer orders or letters in lieu thereof to first purchasers as may be required to transfer such revenues as of the Effective Time.

7.4 Expense. SELLERS shall pay all expense attributable to the ownership and operation of the Assets accruing up to the Effective Time. BUYER shall pay all expense attributable to the ownership and operation of the Assets accruing subsequent to the Effective Time.

7.5 Proration. If any revenue or expense is not subject to precise segregation as of the Effective Time, such revenue or expense shall be equitably prorated.

7.6 Regulatory Compliance. SELLERS shall assume, and shall defend, indemnify and hold harmless the BUYER surface damage and subsurface restoration obligations and/or environmental liabilities which arise with respect to any of the Assets, accruing on or before the Effective Time. BUYER shall assume, and shall defend, indemnify and hold harmless the SELLERS from, all well plugging, regulatory compliance, surface damage and subsurface restoration obligations and/or environmental liabilities as may now exist or hereafter arise with respect to any of the Assets accruing after the Effective Time.

At closing, the parties shall mutually execute and file with the Oklahoma Corporation Commission any notices or filings necessary to transfer operations to BUYER or BUYER’S designated operator.

7.7 Contract Compliance. From and after the Effective Time, BUYER shall assume all prospective obligations of SELLERS under all oil and gas leases, easements, rights of way, licenses, permits, and contracts for the sale and purchase of oil and/or natural gas.

VIII. MISCELLANEOUS TERMS

8.1 Survival. All of the covenants, agreements, and representations set forth herein shall survive closing.

8.2 Integration. This Agreement supersedes all prior discussions, negotiations, memorandums and agreements between the parties with respect to the subject matter hereof.

8.3 Amendment. This Agreement may be amended only by written instrument signed by the parties hereto.

8.4 Assignment. The rights and obligations granted hereby to the respective parties to this Agreement may not be assigned or assumed without the consent of the other party.

8.5 Costs. Each party shall bear all costs incurred by it in the negotiation, consummation and performance of this Agreement. BUYER shall pay the costs of filing and recording fees to consummate this transaction. Each party represents to the other that no broker or commission agent is involved in this transaction and that no brokerage fee, commission or finder’s fee shall be or become due in connection with the consummation of this Agreement.

8.6 Governing Law. This Agreement is made, governed and shall be construed in accordance with, the laws of the State of Oklahoma.

8.7 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

“SELLERS”

TenOK Oil Co., LLC

By:

Patrick L. Martin, President

“BUYER”

New Western Energy Corporation

By:

Javan Khazali, CEO